Exhibit 99

EnSync Energy Reports Third Quarter Fiscal Year 2018 Results

Management to Host Conference Call Today at 4:30 p.m. ET (3:30 p.m. CT)

MILWAUKEE, May 15, 2018 -- EnSync, Inc. (NYSE American: ESNC), dba EnSync Energy Systems (“EnSync Energy,” “we,” “us,” “our,” or the “Company”), a leading developer of innovative distributed energy resources (DERs) and business models for commercial, residential and utility installations, today announced third quarter fiscal year 2018 financial results for the period ended March 31, 2018.

Financial Highlights

•	Revenue during the third quarter of fiscal 2018 increased to $3.1 million, compared to $0.1 million in the year ago period, with revenue during the quarter largely being contributed by 10 power purchase agreement (“PPA”) projects;
•	Gross margins improved to 27.2% during the third quarter, compared to a gross margin loss in the year ago quarter, and gross margins of 24.2% in the immediately preceding quarter as the Company becomes more efficient and profitable on its PPA construction and sales efforts;
•	The Company has 12 PPA projects in backlog in various stages of execution. Estimated backlog value for PPA projects, components and systems as of the date of this announcement is approximately $16 million, an increase of 40.4% compared to $11.4 million on February 13, 2018; and
•	Sold the Company’s Menomonee Falls corporate headquarters for net proceeds of $1.7 million during the third quarter.

Recent Business and Product Backlog Highlights

•	In May 2018, EnSync Energy announced the signing of the largest scope PPA in company history, a 750 kW solar and 500 kWh energy storage system at the Keahumoa Place affordable housing development, utilizing our recently launched residential solution, the EnSync Home Energy System;

•	In January 2018, the Company announced the signing of the second largest PPA in its history, a >790 kW solar PPA project at a Hawaii residential community;
•	During the third quarter, signed and subsequently sold a PPA project for 350 kW Phase 2 solar expansion with Hawai'i Pacific University, making it downtown Honolulu's largest solar project;
•	In January 2018, signed a 20-year PPA with the Polynesian Cultural Center for a 396 kW PV and inverter system;
•	During the third quarter, completed commissioning of two Hawaii PPA projects;
•	In February 2018, sold a 20-year PPA for the J. Walter Cameron Center project; and
•	In February 2018, announced a purchase order for a Micro-Utility system that will ship to East Africa, the first order for EnSync Energy on the continent.

Expansion into Residential “DER” Market with EnSync Home Energy System

In May 2018, EnSync Energy formally launched the company's leapfrog EnSync Home Energy System for property developers and residential customers which will allow for a completely integrated system with solar, energy storage, power electronics and an Internet of Energy control platform that delivers state-of-the-art functionality and modularity, with industry benchmark economics, safety and system efficiency. The EnSync Home Energy System:

•	Expands upon the innovation and expertise that enabled EnSync Energy’s leadership in the commercial and industrial (“C&I”) market to solve the significant market challenges and product shortcomings for residential properties, delivering breakthroughs in performance, functionality, economic benefit and future-enabling capabilities;
•	Brings a phenomenal differentiator to the market with EnSync Energy’s True Peer-to-PeerTM energy exchange technology, which enables individual residential units in a property to be linked into a network behind the utility meter to provide highly efficient, direct energy exchange between units; and
•	Includes high-efficiency "LFP" lithium-ion batteries, a Matrix Energy Management system with 9 kW AC output capacity, modular energy storage capacity of 9 kWh increments, modular DC-DC converters for photovoltaic and energy storage and the DER FlexTM Internet of Energy control platform, which enables a home to access the same DER FlexTM cloud-based computing platform utilized by EnSync Energy for connectivity between the asset owner, grid network and real-time market data for its C&I customers.

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Management Discussion

Brad Hansen, CEO of EnSync Energy, commented, “Our commercialization strategy of selling custom designed DER systems and distributed generation systems, positions us in one of the largest market growth opportunities that will exist in the next 20 years. To meet this growth opportunity, we have expanded our product portfolio beyond our historic commercial and industrial application to now include utility and residential system applications. On the utility side, through projects like the Africa Micro-Utility system we recently announced, we have entered the independent utility systems business, where we are effectively a proxy for a utility. For our residential application, we recently debuted our new EnSync Home Energy System and subsequently announced our first practical application of what will be its game changing capability – True Peer-to-PeerTM energy exchange -- at the Keahumoa Place affordable property development in Oahu, Hawaii. I am pleased with the progress we have made in developing best-in-class product applications to meet these growth opportunities for years to come.”

“Operationally, we increased our backlog of PPA projects by 40% to a record $16 million compared to our last reporting period, improved our gross margins to their highest levels yet, and signed the largest PPA in the Company’s history – for our new residential vertical. Due to the uniqueness of accounting rules surrounding our PPA projects, we recognize revenue as we make progress on execution of our projects which are triggered by 6 to 10 project milestones. Some of these milestones are outside our control which will cause lumpiness in our revenue recognition. All told, I am pleased with the execution during the quarter.”

Mr. Hansen concluded, “We have outstanding project development and sales capabilities, innovative and differentiated products and technology, and an ability to mass customize bankable systems capable of addressing virtually any combination of applications you would ever need to perform. Importantly, our products are modular in design, enabling lower cost manufacturing, and rapid site deployment and faster time to money for our clients. These key competitive advantages should allow for us to capitalize on the rapidly growing trends in the marketplace for years to come.”

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Financial Results

Total revenue for the third quarter of fiscal 2018 was $3.1 million, compared to $0.1 million in the year ago period. Revenue during the third quarter of fiscal 2018 quarter was largely derived from 10 PPA contracts in Hawaii.

Gross margins improved to 27.2% during the third quarter, compared to a gross margin loss in the year ago quarter, and compared to gross margins of 24.2% in the immediately preceding second quarter. The improved gross margin is attributable to a favorable mix of projects in the current quarter and continued efficiencies in the procurement, construction and sale process. The Company’s expectation is that gross profit margins on future PPA sales should be between 15% and 25%.

Advanced Engineering and Development costs were $1.2 million during the third quarter, compared to $1.4 million in the year ago period. Selling, General and Administrative expenses decreased to $2.5 million during the third quarter, compared to $2.7 million in the year ago period, due to a decrease in stock-based compensation. Total Advanced Engineering and Development costs and Selling, General and Administrative expenses (excluding stock-based compensation of $0.2 million and $0.5 million, respectively) was $3.5 million during the third quarter, compared to $3.6 million in the year ago period. The Company intends to hold at or below current levels going forward.

Net loss attributable to common shareholders was $(3.0) million, or $(0.05) per basic and diluted share, for the third quarter of fiscal 2018, compared to $(4.5) million, or $(0.09) per basic and diluted share, in the third quarter of fiscal 2017.

Cash and cash equivalents at March 31, 2018 was $5.3 million, compared to $5.9 million at December 31, 2017.

Estimated backlog value for PPA projects, components and systems as of the date of this announcement is approximately $16.0 million.

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Conference Call Information

Date: Tuesday, May 15, 2018

Time: 4:30 p.m. ET (3:30 p.m. CT)

Domestic participant dial in #: (877) 283-0524 or (412) 317-5232

Conference code #: 10120148

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

Interested parties can also listen to a live internet webcast available in the investor section of the Company's website at www.ensync.com.

A teleconference replay of the call will be available at (877) 344-7529 or (412) 317-0088, confirmation code 10120148, through May 22, 2018. A webcast replay will be available in the investor section of the Company’s website at www.ensync.com for 90 days.

About EnSync Energy Systems

EnSync, Inc. (NYSE American: ESNC), dba EnSync Energy Systems, is creating the future of electricity with innovative distributed energy resource (DER) systems and internet of energy (IOE) control platforms. EnSync Energy ensures the most cost-effective and resilient electricity, delivered from an electrical infrastructure that prioritizes the use of all available resources, such as renewables, energy storage and the utility grid. As project developer, EnSync Energy's distinctive engagement methodology encompasses load analysis, system design consulting, and technical and financial modeling to ensure energy systems are sized and optimized to meet our customers' objectives for value and performance. Proprietary direct current (DC) power control hardware, energy management software, and extensive experience with numerous energy storage technologies uniquely positions EnSync Energy to deliver fully integrated systems that provide for efficient design, procurement, commissioning, and ongoing operation. EnSync Energy's IOE control platform adapts easily to ever-changing generation and load variables, as well as changes in utility prices and programs, ensuring the means to make or save money behind-the-meter, while concurrently providing utilities the opportunity to use DERs for an array of grid enhancing services. In addition to direct system sales, EnSync Energy includes power purchase agreements (PPAs) in its portfolio of offerings, which enables electricity savings for customers and provides a stable financial yield for investors. EnSync Energy is a global corporation, with joint venture Meineng Energy in AnHui, China, and energy project development subsidiary Holu Energy LLC in Hawaii, and DCfusion LLC, a power system engineering and design, consultancy and policy firm. For more information, visit www.ensync.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "goal," "estimate," "anticipate" or other comparable terms. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding project completion timelines, our ability to monetize our PPA assets, statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy, Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our historical and anticipated future operation losses and our ability to continue as a going concern; our ability to raise the necessary capital to fund our operations and the risk of dilution to shareholders from capital raising transactions; our ability to successfully commercialize new products, including our EnSync Home Energy System, MatrixTM Energy Management, DER FlexTM, DER SupermoduleTM, and AgileTM Hybrid Storage Systems; our ability to lower our costs and increase our margins; our product, customer and geographic concentration, and lack of revenue diversification; the length and variability of our sales cycle; the inherent uncertainties and risks associated with our lawsuit with SPI Solar, Inc.; our dependence on governmental mandates and the availability of rebates, tax credits and other economic incentives related to alternative energy resources and the regulatory treatment of third-party owned solar energy systems; and the other risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Report(s) on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media Relations Contact:
Antenna

Shreema Mehta

ensync@antennagroup.com
(646) 416-9853

EnSync Energy Media Contact:
Michelle Montague
mmontague@ensync.com
(262) 735-5676

Investor Relations Contact:
Lytham Partners, LLC
Robert Blum, Joseph Diaz, or Joe Dorame
esnc@lythampartners.com

(602) 889-9700

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EnSync, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2018	2017	2018	2017

Revenues	$3,073,078	$50,505	$10,281,833	$9,443,635

Costs and expenses
Cost of product sales	2,238,445	206,157	7,977,861	9,703,858
Cost of engineering and development	-	-	-	937,725
Advanced engineering and development	1,184,427	1,414,858	3,470,355	3,493,326
Selling, general and administrative	2,482,084	2,743,618	7,561,435	8,331,773
Depreciation and amortization	63,516	98,318	246,926	454,387
Impairment of long-lived assets	-	-	447,000	-
Total costs and expenses	5,968,472	4,462,951	19,703,577	22,921,069

Loss from operations	(2,895,394)	(4,412,446)	(9,421,744)	(13,477,434)

Other income (expense)
Equity in loss of investee company	(246,980)	(170,084)	(385,443)	(171,816)
Interest income	5,918	10,809	19,913	33,436
Interest expense	(8,795)	(11,115)	(30,970)	(37,219)
Other income	61,509	-	138,034	8,432
Total other income (expense)	(188,348)	(170,390)	(258,466)	(167,167)

Loss before benefit for income taxes	(3,083,742)	(4,582,836)	(9,680,210)	(13,644,601)

Benefit for income taxes	-	-	-	-
Net loss	(3,083,742)	(4,582,836)	(9,680,210)	(13,644,601)
Net loss attributable to noncontrolling interest	150,298	128,722	319,289	271,061
Net loss attributable to EnSync, Inc.	(2,933,444)	(4,454,114)	(9,360,921)	(13,373,540)
Preferred stock dividend	(87,495)	(79,264)	(256,131)	(232,040)
Net loss attributable to common shareholders	$(3,020,939)	$(4,533,378)	$(9,617,052)	$(13,605,580)

Net loss per share
Basic and diluted	$(0.05)	$(0.09)	$(0.17)	$(0.28)

Weighted average shares - basic and diluted	56,077,230	48,010,347	55,825,507	47,870,082

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EnSync, Inc.

Condensed Consolidated Balance Sheets

	(Unaudited)
	March 31, 2018	June 30, 2017
Assets
Current assets:
Cash and cash equivalents	$5,349,640	$11,782,962
Accounts receivable, net	1,512,630	469,906
Inventories, net	1,448,797	2,482,013
Costs and estimated earnings in excess of billings	248,156	87,318
Prepaid expenses and other current assets	1,041,849	630,998
Total current assets	9,601,072	15,453,197
Long-term assets:
Property, plant and equipment, net	664,515	3,446,253
Investment in investee company	1,562,285	1,947,728
Goodwill	809,363	809,363
Right of use assets-operating leases	1,135,174	150,214
Other assets	93,862	7,502
Total assets	$13,866,271	$21,814,257

Liabilities and Equity
Current liabilities:
Current maturities of long-term debt	$47,272	$726,256
Accounts payable	1,564,475	487,185
Billings in excess of costs and estimated earnings	39,740	456,950
Accrued expenses	1,153,947	1,231,714
Total current liabilities	2,805,434	2,902,105
Long-term liabilities:
Long-term debt, net of current maturities	331,827	331,827
Deferred revenue	538,937	422,638
Other long-term liabilities	1,106,117	249,920
Total liabilities	4,782,315	3,906,490

Commitments and contingencies

Equity
Series B redeemable convertible preferred stock ($0.01 par value, $1,000 face value), 3,000 shares authorized and issued, 2,300 shares outstanding, preference in liquidation of $5,887,217 and $5,631,086 as of March 31, 2018 and June 30, 2017, respectively	23	23
Series C convertible preferred stock ($0.01 par value, $1,000 face value), 28,048 shares authorized, issued, and outstanding, preference in liquidation of $3,196,739 and $12,276,682 as of March 31, 2018 and June 30, 2017, respectively	280	280
Common stock ($0.01 par value), 300,000,000 authorized, 56,405,507 and 55,200,963 shares issued and outstanding as of March 31, 2018 and June 30, 2017, respectively	1,272,370	1,260,324
Additional paid-in capital	142,664,782	141,822,317
Accumulated deficit	(134,000,565)	(124,639,644)
Accumulated other comprehensive loss	(1,584,646)	(1,584,578)
Total EnSync, Inc. equity	8,352,244	16,858,722
Noncontrolling interest	731,712	1,049,045
Total equity	9,083,956	17,907,767
Total liabilities and equity	$13,866,271	$21,814,257

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EnSync, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended March 31,
	2018	2017
Cash flows from operating activities
Net loss	$(9,680,210)	$(13,644,601)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	238,677	379,450
Amortization of customer intangible assets	8,249	68,044
Stock-based compensation, net	796,500	1,554,567
Equity in loss of investee company	385,443	171,816
Provision for inventory reserve	57,988	234,675
Gain on sale of property, plant and equipment	(137,650)	(8,432)
Interest accreted on note receivable	(9,008)	(3,008)
Impairment of long-lived assets	447,000	-
Changes in assets and liabilities
Accounts receivable	(1,042,724)	(64,632)
Inventories	975,228	(312,715)
Costs and estimated earnings in excess of billings	(160,838)	-
Prepaids and other current assets	(428,077)	859,670
Deferred PPA project costs	-	5,690,307
Other assets	(86,360)	(4,727)
Accounts payable	1,077,290	60,895
Billings in excess of costs and estimated earnings	(417,210)	-
Accrued expenses	(207,259)	(120,754)
Deferred revenue	116,299	422,638
Other long-term liabilities	-	137,983
Net cash used in operating activities	(8,066,662)	(4,578,824)
Cash flows from investing activities
Expenditures for property and equipment	(34,377)	(46,364)
Proceeds from sale of property, plant and equipment	2,268,817	15,325
Payments from note receivable	18,000	-
Net cash provided by (used in) investing activities	2,252,440	(31,039)
Cash flows from financing activities
Repayments of long term debt	(678,984)	(248,533)
Proceeds from issuance of common stock	96,674	-
Proceeds from the exercise of stock options	-	68,400
Payments of tax withholding related to stock-based compensation	(38,663)	-
Contribution of capital from noncontrolling interest	1,956	-
Net cash used in financing activities	(619,017)	(180,133)
Effect of exchange rate changes on cash and cash equivalents	(83)	578
Net decrease in cash and cash equivalents	(6,433,322)	(4,789,418)
Cash and cash equivalents - beginning of period	11,782,962	17,189,089

Cash and cash equivalents - end of period	$5,349,640	$12,399,671

Supplemental disclosures of cash flow information: Cash paid for interest	$33,294	$37,612
Supplemental noncash information: Right of use asset obtained in exchange for new operating lease	984,960	178,124

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